

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000832095
<NAME>                        Krupp Insured Mortage Limited Partnership

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                              Jun-30-1998
<PERIOD-END>                                   Jun-30-1998
<CASH>                                         3,556,029
<SECURITIES>                                   133,828,948<F1>
<RECEIVABLES>                                  895,032
<ALLOWANCES>                                   0
<INVENTORY>                                    0
<CURRENT-ASSETS>                               2,555,873<F2>
<PP&E>                                         0
<DEPRECIATION>                                 0
<TOTAL-ASSETS>                                 140,835,918
<CURRENT-LIABILITIES>                          16,324
<BONDS>                                        0
<PREFERRED-MANDATORY>                          0
<PREFERRED>                                    0
<COMMON>                                       140,128,196<F3>
<OTHER-SE>                                     691,398<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   140,835,918
<SALES>                                        0
<TOTAL-REVENUES>                               5,445,760<F5>
<CGS>                                          0
<TOTAL-COSTS>                                  0
<OTHER-EXPENSES>                               1,223,103<F6>
<LOSS-PROVISION>                               0
<INTEREST-EXPENSE>                             0
<INCOME-PRETAX>                                4,222,657
<INCOME-TAX>                                   0
<INCOME-CONTINUING>                            4,222,657
<DISCONTINUED>                                 0
<EXTRAORDINARY>                                0
<CHANGES>                                      0
<NET-INCOME>                                   4,222,657
<EPS-PRIMARY>                                  0<F7>
<EPS-DILUTED>                                  0<F7>

<F1>Includes Participating Insured Mortgages("PIMs") of $112,526,119 and
 Mortgage-Backed  Securities ("MBS") of $21,302,865.
<F2>Includes prepaid acquisition fees and expenses of $9,338,087 net of accumulated amortization of $7,424,085 and prepaid participation servicing fees of $3,087,921 net of accumulated amortization of $2,446,050.
<F3>Represents total equity of General Partners and Limited  Partners. General
 Partners deficit of ($310,208) and Limited Partners equity of $140,438,404.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $632,287 of amortization of prepaid fees and expenses.
<F7>Net income allocated $126,680 to the General Partners and $4,095,977 to the
Limited Partners. Average net income per Limited Partner interest is $.27 on 14,956,896 Limited Partner interests outstanding.


